Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Shannon Love

(602) 575-9045

slove@semtech.com

Semtech Investor Contact:

Anojja Shah

(630) 390-6413

anojja.shah@semtech.com

Semtech Empowers Future Growth With Industry Trailblazer Paul H. Pickle As President And Chief Executive Officer

Chief Executive Officer From Lantronix To Assume Role In June 2023

CAMARILLO, Calif., May 30, 2023 – Semtech Corporation (Nasdaq: SMTC), a high-performance semiconductor, IoT systems and cloud connectivity service provider, today announced that its board of directors has appointed Paul H. Pickle as Semtech’s new president and chief executive officer. Mr. Pickle will also join Semtech’s board of directors. Mr. Pickle will join Semtech between June 9 and June 30, 2023, pending the transition from his current role, and succeed Mohan Maheswaran, who announced his retirement in March. Mr. Maheswaran will continue to support the company as a consultant for up to 16 months.

“It has been my privilege to serve as Semtech’s chief executive officer for the past 17 years. I am very happy to hand over the leadership of this highly innovative company to Paul Pickle knowing the organization will be in great hands, ready to reach even greater heights,” said Mohan Maheswaran. “Paul has the right mix of operational leadership experience combined with strategic thinking to take our amazing portfolio of products to the next level. I will support Paul on a smooth transition as he ramps up over the next few months. I am extremely proud of the accomplishments of this organization. We have built a strong company with a dynamic team that will support the organization for the next growth cycle.”

“On behalf of the board of directors, we are thrilled to welcome Paul as Semtech’s new president and chief executive officer. Paul is a visionary leader with a proven track record of transforming and propelling businesses which makes him an exceptional fit to lead the next era of growth for Semtech,” said Rockell N. Hankin, Semtech’s chairman of the board. “With Paul’s wealth of experience in our core markets and his commitment to innovation, Semtech will be primed to deliver products based on leading-edge technologies, creating value for our shareholders. We extend our sincere gratitude to Mohan who has been a powerful and transformational leader at Semtech. Under his leadership, Semtech grew significantly and entered many of the important markets in which the company participates today.”

“I am honored to lead Semtech as its next president and chief executive officer. Semtech has a formidable portfolio of highly innovative technologies and products that serve as a foundation for future growth,” said Paul Pickle. “The semiconductor and IoT market have become increasingly important to enabling digital transformation across industries, I firmly believe Semtech has immense potential for significant growth. I am thrilled to collaborate with the incredibly talented team to accelerate innovation and increase the value of the company and products for our customers and shareholders.”

Mr. Pickle has served as president and chief executive officer and member of the board of directors of Lantronix, Inc., a public company and global provider of secure turnkey solutions for the Industrial Internet of Things (IoT) and the Intelligent IT market since April 2019. During his tenure at Lantronix revenue grew approximately 3X while market cap doubled. Prior to joining Lantronix, Mr. Pickle served as president and chief operating officer of Microsemi Corporation, a provider of semiconductor and system solutions, from November 2013 until Microsemi was acquired by Microchip Technology Inc. in May 2018 for $10.3 billion. Prior to his position as president and chief operating officer, he served Microsemi as executive vice president, leading business operations of the company’s Integrated Circuits group, where he played an integral role in the planning, developing, and execution of Microsemi’s leading edge IC solutions for communications, industrial, aerospace, and defense/security markets. Additionally, Mr. Pickle played a significant role in the successful expansion of Microsemi’s product portfolio, system and software solutions in the communications segment. During Mr. Pickle’s tenure at Microsemi, starting in 2000, he held positions of increasing responsibility including corporate vice president of Field Applications Engineering, where he developed a world class team of technical field engineers to meet Microsemi’s market expansion needs on a worldwide basis, as well as other senior positions in both sales and marketing, and product development, including running Microsemi’s Analog and Mixed-Signal team as well as the Integrated Circuit Group. Mr. Pickle received his BSME, mechanical engineering degree from the University of South Florida’s College of Engineering.

About Semtech

Semtech Corporation (Nasdaq: SMTC) is a high-performance semiconductor, IoT systems, and cloud connectivity service provider dedicated to delivering high-quality technology solutions that enable a smarter, more connected, and sustainable planet. Our global teams are committed to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets. To learn more about Semtech technology, visit us at Semtech.com or follow us on LinkedIn or Twitter.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “will” or other similar words or expressions, that describe Semtech Corporation’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the inherent risks, costs and uncertainties associated with integrating Sierra Wireless successfully and risks of not achieving all or any of the anticipated benefits, or the risk that the anticipated benefits may not be fully realized or take longer to realize than expected; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; future responses to and effect of public health crises; export restrictions and laws affecting Semtech Corporation’s trade and investments, and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and the current conflict between Russia and Ukraine; tightening credit conditions related to debt ceiling discussions in the United States and United States banking system concerns; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; decreased average selling prices of Semtech’s products; Semtech’s reliance on a limited number of suppliers and subcontractors for components and materials; changes in projected or anticipated end user markets; and the additional risk factors set forth in Semtech Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov) on March 30, 2023 as such risk factors may be updated, amended or superseded from time to time by subsequent reports that Semtech Corporation files with the Securities and Exchange Commission. Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation or its subsidiaries.

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